Exhibit 99

KFX INC. REPORTS SECOND QUARTER FISCAL 2005 FINANCIAL RESULTS

DENVER, August 9, 2005 -- KFx Inc. (Amex: KFX) today reported financial results for the second quarter of 2005.  The company reported revenues of $54,000 for the second quarter of fiscal 2005, compared with $5,000 in the 2004 period.  Loss from operations for the second quarter of 2005 was $3.7 million, or $0.06 per basic and diluted share, compared with $1.4 million or $0.03 per basic and diluted share in the corresponding 2004 period.

The increased loss from operations from the year ago period was primarily attributable to the increase in the number of employees at our corporate, laboratory, and plant operations offices which are providing support for mine and plant operations as well as research and development efforts.  Mine operating costs associated with the reopening of our coalmine in Gillette, Wyoming include improvements to our pit access road, burden removal, and other mining costs.  Plant operating costs include expenses incurred to begin operation at our 750,000 tons per year (TPY) Gillette, Wyomingplant, such as: hiring operations personnel, establishing health and safety plans, implementing environmental compliance plans, developing operating manual procedures and other administrative costs associated with plant operations.

“We remain on schedule to begin production at Gillette in the fourth quarter of 2005,” commented Ted Venners, Chairman and Chief Executive Officer.  “Our commissioning team is on site, and we have begun incurring plant operating and mining expensesas we focus our efforts on preparing for operations.

“Furthermore, we have placed orders for steel and expect to fabricate two additional Sasol-Lurgi processing vessels and associated feed/product lock hoppers, which will double the K-Fuel™ production capacity of Gillette from 750,000 TPY to 1,500,000 TPY.  Pending the receipt of steel, we anticipate delivery of the two processing units during the spring of 2006.  Moreover, we are encouraged by serious indications of interest from potential major customers, which suggests very strong market demand for our product.”

Recent Construction Highlights:
•	During the months of March and April, the two 100-ton Sasol-Lurgi Mark IV processing vessels were delivered.
•	During the month of May, we installed the two 100-ton Sasol-Lurgi Mark IV processing vessels into the Processor Structure and put in grating and hand railing to the 72 foot level.
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During the month of June, we installed structural steel to the 145 foot level with slightly less than 20 feet remaining to complete the processing structure, installed grating and hand railing to the 110 foot level, lifted and put in the fines bin as well as various chutes, installed the boiler stack, began work on the incinerator and water treatment facilities, and lifted and welded into position the two coal feed bins for each processor.

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During the month of July, the structural steel for the processing structure as well as the internal hardware, equipment installation and piping for the Sasol-Lurgi components (e.g. processors and feed/product lock hoppers) were substantially completed. We also completed various electrical and instrumentation work, the installation of water treatment equipment and piping, the construction of the main incinerator system equipment and ducting, and the installation of two depressurization vessels.

Additionally, the Company continues to explore numerous opportunities for full-scale K-Fuel™ facilities:
•	KFx remains in advanced negotiations with two major coal producers regarding the construction of 8 million tons per year K-Fuel™ facilities located at coalmines in Wyoming;
•	Discussions with several parties about potential K-Fuel™ plants at steam generating facilities, mine mouths, and terminals in North America are on-going;

•	KFx continues to see strong interest from and have early stage discussions with various international coal producers about opportunities to license the K-Fuel™ process and technology.

“KFx’s cash position and balance sheet remain strong.  Our cash and cash equivalents balance decreased by $17 million during the first six months of 2005 to approximately $62 million, which primarily reflects approximately $14 million in capital expenditures on the Gillette facility, partially offset by the receipt of around $4.1 million of cash from the exercise of options and warrants.

“With robust worldwide demand for commercial clean energy solutions and increasing attention on environmental issues, especially mercury, KFx remains poised to capitalize on both domestic and international opportunities,” concluded Mr. Venners.

About KFx

KFx provides solutions to help coal-burning facilities economically increase energy production while meeting emissions standards. The Company's mission is to deploy its patented K-Fuel™ process to transform abundant U.S. and worldwide reserves of cheaper sub-bituminous coal and lignite into clean, affordable, efficient energy supplies.

Please visit www.kfx.com for more information.

Forward Looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:	KFx Inc., Denver, CO
Analyst Contact: Andreas Vietor, 303-293-2992
or
Brainerd Communicators, Inc.
Media Contact: Brian Schaffer, 212-986-6667

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